UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2010

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31993	25-1655321
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20810 Fernbush Lane Houston, Texas	77073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 821-9091

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 142-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 19, 2010, the Board of Directors of Sterling Construction Company, Inc. ("Sterling") increased the size of the Board from nine directors to ten directors and elected Kip L. Wadsworth to fill the vacancy thereby created to serve until the 2010 Annual Meeting of Stockholders.

The Board created the vacancy and elected Mr. Wadsworth to fill it pursuant to the purchase agreement (the "Purchase Agreement") by which Sterling acquired an 80% interest in Ralph L. Wadsworth Construction Company, LLC, a heavy civil construction company ("RLW") on December 3, 2010.  The Purchase Agreement provides that after the closing of the purchase, Sterling's Chairman of the Board of Directors will propose to the Board of Directors that Mr. Wadsworth, who is President of RLW and one of the sellers of the 80% interest to Sterling, be elected a director.  Mr. Wadsworth remains a 5.65% owner of RLW.

Mr. Wadsworth is 43 years of age and has agreed to serve as a director.  Like all employees of Sterling and its affiliates, Mr. Wadsworth will not receive any extra compensation for serving on the Board.

Pursuant to the Purchase Agreement, Mr. Wadsworth entered into an employment agreement with RLW that contains the following terms:

Agreement Term:	December 3, 2009 through December 31, 2012
Title:	President
Annual Salary:	$244,000
Annual Bonus:
A cash bonus of $195,200 in each year in which RLW achieves 75% of its mutually agreed upon forecasted earnings before interest, taxes, depreciation and amortization (Forecasted EBITDA) (as defined in the Purchase Agreement); plus cash of $24,400 and a restricted stock bonus valued at $24,400 in each year in which RLW achieves 100% of its Forecasted EBITDA; plus 24.7% of a pool of funds equal to 8% of the amount by which RLW's EBITDA in a given year exceeds RLW's Forecasted EBITDA for such year by up to $5 million; plus 24.7% of a pool of funds equal to 5% of the amount by which RLW's EBITDA in a given year exceeds RLW's Forecasted EBITDA for such year by more than $5 million.

Benefits:
The same as other employees of RLW, except that vacation time is in the discretion of Mr. Wadsworth based on what he believes is appropriate in light of the needs of RLW's business.  He is also entitled to a car allowance of $1,100 per month.

Termination:
Mr. Wadsworth is entitled to the payments described below if his employment terminates before the expiration of the agreement, depending on the reason for the termination:
Death or Disability:  Accrued salary through the date of termination; any earned but unpaid bonus; and a portion of the bonus that he would have earned in the year of termination had his employment not terminated, based on the number of days elapsed during the year at the date of termination.
For Cause:  Accrued salary through the date of the termination only.  Cause is defined in the agreement and means what is commonly referred to as cause in employment matters.
Without Cause or for an Uncured Breach of the Agreement by RLW: Accrued salary through the date of termination or through December 3, 2012, whichever period is longer; any earned but unpaid bonus; any bonus that would have been earned in the year of termination had his employment not terminated; and continued coverage under RLW's medical and dental plans for twelve months.
Voluntary Resignation:  Accrued salary through the date of termination.

Non-Competition and Non-Solicitation
The agreement prohibits Mr. Wadsworth from competing with RLW or Sterling, or soliciting their employees for employment during his employment by RLW and for one year after his employment terminates, but at least through December 3, 2013.

Indemnification
RLW is obligated to indemnify Mr. Wadsworth against claims made against him as a director, officer and/or employee of RLW and of any affiliate of RLW to the fullest extent permitted by RLW’s charter and operating agreement; by Sterling's charter and bylaws; and by the laws of the states of Utah and Delaware.  Sterling is obligated to maintain insurance coverage for these indemnification obligations in the same amount as it maintains for its own directors, but in any event at least $5 million of coverage.

The foregoing is only a summary of the material terms of the agreement.

Item 8.01 Other Events

On January 21, 2010, Sterling issued a press release announcing the election of Kip L. Wadsworth as a director of Sterling.  A copy of the press release is filed as Exhibit 99.1 to this Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the press release shall not be deemed "filed" for the purposes of Section 18 of the Exchange Act of 1934, or otherwise subject to the liabilities of that section, nor shall such information and exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except as shall be expressly set forth by specific reference in such a filing.

Item 9.01                      Financial Statements and Exhibits.

(c)  Exhibits

Exhibit Number                                Description

99.1                                Press release, dated January 21, 2010 (furnished herewith.)

*  *  *  *  *

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 20, 2010                                                                           Sterling Construction Company, Inc.

/s/ Roger M. Barzun
Roger M. Barzun
Senior Vice President

Exhibit Index

Exhibit Number                             Description

99.1                             Press release, dated January 21, 2010 (furnished herewith.)